EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              PHAZAR AEROCORP, INC.

                                       AND

                                   PHAERO LLC

                                  JUNE 3, 2003





























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
                            ASSET PURCHASE AGREEMENT

                               Dated: May 31, 2003

                  The parties to this Agreement are Phaero LLC, a Texas limited liability company ("Buyer"), Phazar Aerocorp, Inc., a Texas corporation (the "Seller"), Phazar Corp., a Delaware corporation which owns all of the outstanding capital stock of the Seller (the "Shareholder"), Gary Havener, the President of Seller ("Havener") and Brian Perryman, the Vice President of Seller ("Perryman").

                                   WITNESSETH

                  The Seller is in the business of providing complete refurbishment for a full range of corporate and executive aircraft interiors, including design and fabrication of seats, side panels, headliners, alleys, cabinets, lighting entertainment systems and cabinet management systems (the "Business").

                  The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Seller's assets and properties relating to the Business excluding only certain assets specified below, in consideration for the assumption of the liabilities specified below, on the terms and subject to the conditions set forth herein.

                  It is therefore agreed as follows:

                  1.  Sale and Purchase of Assets.
                      -------------------- ------

                  1.1 Sale and Purchase Upon the terms and subject to the
                      -----------------
conditions contained in this Agreement, at the Closing (as defined in section
4), the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, all of the assets and rights of every nature, kind and description, tangible and intangible, wherever located, that are owned, used or held for use by the Seller in or for the Business, as the same shall exist on the Closing Date (collectively, the "Acquired Assets"), free and clear of any and all Liens (as defined in section 5.6(a)), including, without limitation, the following:

                  (a) cash, cash equivalents and securities on hand or on deposit;

                  (b) accounts receivable, notes receivable, drafts or other similar instruments;

                  (c) inventory, including but not limited to finished goods, work in process, raw materials and supplies;

                  (d) prepaid expenses and deposits;






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
                  (e) machinery, equipment, tools and dies, hand tools, vehicles, computers and other data processing hardware (and all software related thereto or used therewith) and other tangible personal property of similar nature, including but not limited to all items set forth on Seller's fixed asset ledger attached to this Agreement on Schedule 5.11(b) (collectively, the "Machinery and Equipment");

                  (f) office furniture, office equipment, fixtures and other tangible personal property of similar nature (collectively, the "Furniture and Fixtures");

                  (g) interests in any patent, copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress, design or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property, technologies, methods, designs, drawings, software (including documentation and source code listings), processes and other proprietary properties or information (collectively, the "Intellectual Property");

                  (h) to the extent not included above, and subject to section 1.3, all contracts, agreements, options, commitments, understandings, licenses, leases and instruments (collectively, the "Contracts") relating to the Business, including, without limitation, customer and supplier Contracts, sales representative and distributor Contracts and commission Contracts with respect thereto, and each of the Material Contracts as listed on Schedule 5.12 (collectively, the "Assigned Contracts");

                  (i) customer and supplier lists, mailing lists, catalogs, brochures and handbooks relating to the Business;

                  (j) other books, records, files, contracts, plans, notebooks, production and sales data and other data of the Seller relating to its Business, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media;

                  (k) the name Phazar Aerocorp and the goodwill associated therewith, together with all trademarks, service marks and trade names of the Seller;

                  (l) rights related to any portion of the Business or the Acquired Assets, including third party warranties and guarantees and other similar contractual rights, as to third parties held by or in favor of the Seller and arising out of, resulting from or relating to the Business or the Acquired Assets; and

                  (m) rights to insurance and condemnation proceeds relating to any damage, destruction, taking or other similar impairment of any of the Acquired Assets.

                  1.2 Excluded Assets. The only assets of the Seller that the
                      ---------------
Buyer is not acquiring hereby (the "Excluded Assets") are:

                  (a) the consideration to be delivered to the Seller pursuant to this Agreement for the Acquired Assets to be sold to the Buyer hereunder and the rights of the Seller hereunder;

                  (b) the certificate of incorporation, corporate seals, minute books, stock books, tax returns and supporting data prepared expressly in connection therewith, and other records prepared directly in connection with the corporate organization and capitalization of the Seller and/or its operation as a corporation under applicable Laws (as defined in section 5.8(b)); and

                  (c) shares of the capital stock of the Seller.

                  1.3 Consents To the extent that the assignment of any Assigned
                      --------
Contract shall require the Consent (as defined in section 5.4(b)) of the other parties thereto or of any third parties, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or of other obligations or commitments of the Seller. The Seller shall take any and all action necessary to obtain all such Consents prior to the Closing Date. If any such Consent is not obtained, and the Buyer waives the obtaining of such Consent as a condition precedent hereunder, then the Seller shall continue such efforts after the Closing Date and until such Consent is obtained and shall cooperate with the Buyer in any arrangement (such as subcontracting, sublicensing or subleasing) reasonably requested by the Buyer intended to provide for the Buyer all of the benefits of the Seller under such Contract.

                  2.  Assumption of All Liabilities.
                      -----------------------------

                  2.1 Assumption Upon the terms and subject to all of the
                      ----------
conditions contained herein, at the Closing, the Buyer shall assume, and agree to pay, perform and discharge, those certain obligations and liabilities of the Seller that are itemized below and that are reflected as Current Liabilities and Long Term Liabilities on the April 30, 2003 balance sheet of the Seller (the "April 30 Balance Sheet") not discharged by the Seller before the Closing, and the liabilities and obligations of the Seller constituting Current Liabilities and Long Term Liabilities incurred since April 30, 2003 in the ordinary course of business and related to the ordinary operation of the Business (all of the foregoing, collectively, the "Assumed Liabilities") as follows:
















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1)     020200                      Accounts Payable*
2)                                 GE Corporate Plus
3)     020160                      Frost National, Current Portion
4)     020300                      Accrued Payroll Taxes
5)     020310                      Accrued FICA Taxes
6)     020320                      Accrued Withholding Taxes
7)     020330                      Accrued Federal Unemployment**
8)     020340                      Accrued State Unemployment**
9)     021000                      Accrued Expenses - Other
10)    021010                      Accrued Vacation
11)    021020                      Accrued Payroll
12)    021040                      Accrued Bonus
13)    021050                      Accrued Warranty
14)    021070                      Billings in Exc. Of C & E Earnings
15)    026100                      Notes - Frost Long Term Portion
  * Including any accrued 401k contributions.
 ** Note: Because these items are paid quarterly, the definitive amounts being assumed by Buyer shall be determined on or before July 31, 2003.

                  2.2 Personal Property Taxes. The ad valorem Taxes payable on
                      ------------------------
the Acquired Assets shall be prorated as of the Effective Date.

                  2.3 Sinan Indebtedness. Upon the terms and subject to all of
                      ------------------
the conditions contained herein, at the Closing, the Buyer shall assume, and agree to apply, perform and discharge, the $800,000 principal amount note payable to Sinan Corp (the "Sinan Note") that is the obligation of Shareholder's subsidiary, Antenna Products Corporation. Havener and Buyer shall, at the Closing, cause Sinan Corp to release Antenna Products Corporation from any and all obligations to pay any accrued interest on and the principal of the Sinan Note and all collateral and liens securing same.

                  3.  Additional Consideration..
                      -------------------------

                  3.1 Release of Liens. As additional consideration for the
                      -----------------
sale, assignment, transfer and delivery of the Acquired Assets by the Seller to the Buyer, and upon the terms and subject to the conditions contained herein, at the Closing or no later than July 31, 2003, the Buyer or Havener shall obtain from Frost Bank and deliver to Shareholder full and complete releases of liens, pledges and/or security interests in assets owned by Shareholder, its subsidiary Thirco, Inc. or its subsidiary Antenna Products Corporation that secures the long term note of Seller payable to Frost Bank that is reflected in Seller's April 30 Balance Sheet and that is hereby being assumed by Buyer.

                  3.2 Cancellation of Employment Agreement and Assignment of
                      ------------------------------------------------------
Shares. As additional consideration for the sale, assignment, transfer and
-------
delivery of the Acquired Assets, and upon the terms and subject to the conditions herein, at the Closing Perryman shall and hereby agrees to (i) the cancellation of that certain Employment Agreement dated January 27, 2000 and Amendment dated October 8, 2002 between Seller and Perryman and (ii) transfer and assign to Shareholder all of the shares of common stock of Seller that are owned by him.
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
                  3.3 Assumption of Warranty Obligations. As additional
                      -----------------------------------
consideration for the sale, assignment, transfer and delivery of the Acquired Assets by the Seller to the Buyer, and upon the terms and subject to the conditions contained herein, at the Closing the Buyer shall assume all warranty and repair obligations of Seller that now exist, exist at Closing or that may exist following the Closing on products and with respect to services performed by Seller.

                  4. Closing. The closing (the "Closing") of the transactions
                     --------
contemplated by this Agreement shall take place at the offices of Havener at 10:00 a.m. local time on June 3, 2003, or at such other date and time on which all the conditions set forth in section 8 of this Agreement are satisfied (the "Closing Date"). Not withstanding the actual date of the Closing Date, the Closing shall be effective on and as of May 31, 2003 (the "Effective Date"). The execution and/or delivery of each document to be executed and/or delivered at the Closing (including the Release of Liens provided for by section 3.1 which may be provided on or prior to July 31, 2003) and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously, and on and as of the Effective Date.

                  5. Representations and Warranties of the Seller, Havener and
                     ---------------------------------------------------------
Perryman.
---------
                  The Seller, Havener and Perryman jointly and severally represent and warrant to the best of their respective knowledge, information and belief, to the Buyer and the Shareholder as follows:

                  5.1 Organization. The Seller is a corporation duly organized,
                      -------------
validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The Seller has delivered to the Buyer true, correct and complete copies of the Seller's certificate of incorporation and bylaws, as currently in effect.

                  5.2 Capitalization.
                      --------------

         (a) The authorized capital stock of the Seller consists of 1000 shares of Common Stock, no par value per share ("Common Stock"); 100 shares of Common Stock are issued and outstanding; 100 of those shares are owned of record and beneficially by the Shareholder free and clear of all liens, and no shares of Common Stock are issued and held in the treasury of the Seller. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities,

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agreements or commitments of any character obligating the Seller or Shareholder to issue, transfer or sell any shares of capital stock, options, warrants, calls or other equity interest of any kind whatsoever in the Seller or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Seller to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Seller or (iii) voting trusts, proxies or similar agreements to which the Seller or the Shareholder is a party with respect to the voting of the capital stock of the Seller.

                  (b) The Seller does not own any outstanding shares of capital stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity (collectively, an "Entity").

                  5.3 Authorization; Validity of Agreement. Each of the Seller,
                      -------------------------------------
Havener and Perryman has the requisite capacity and authority to execute, deliver and perform this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered pursuant to this Agreement, including but not limited to, any item referred to in Section 9 (collectively, with this Agreement, the "Transaction Documents") to which it is a party and to assume and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed, authorized and delivered by each of the Seller, Havener and Perryman and is a valid and binding obligation of each of the Seller, Havener and Perryman, enforceable against each of the Seller, Havener and Perryman in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

                  5.4 No Violations.
                      -------------

                  (a) The execution, delivery and performance of this Agreement by each of the Seller, Havener and Perryman do not, and the consummation by each of the Seller, Havener and Perryman of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or bylaws of the Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, agreement or other instrument or document (collectively, a "Contract") to which the Seller, Havener or Perryman is a party or by which any of the properties or assets of either of the Seller, Havener or Perryman may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to either of the Seller, Havener or Perryman or any of their respective properties or assets.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency (a "Governmental

Entity") or any other individual or other entity (a "Person") is required in connection with the execution, delivery and performance of this Agreement by either of the Seller, Havener or Perryman or the consummation by either of the Seller, Havener or Perryman of the transactions contemplated hereby.

                  5.5 Financial Statements. Attached to Schedule 5.5(a) are
                      ---------------------
unaudited balance sheets of the Seller as of April 30, 2002, April 30, 2003 and May 31, 2002, (all of the foregoing, the "Financial Statements"). The Financial Statements have been derived from, and agree with, the books and records of the Seller and fairly present the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the respective periods set forth therein, in each case as if the Seller was a stand-alone entity and not a Subsidiary of the Shareholder Each of the Financial Statements has been prepared in accordance with GAAP as of the dates and for the periods involved.

                  5.6 No Material Adverse Change. Since the date of the April 30
                      ---------------------------
Balance Sheet, there has been no material change in the Business or the Acquired Assets or the Assumed Liabilities, or in the condition, financial or otherwise, or in the results of operations, or in the prospects of, the Seller or Business. Since the date of the April 30 Balance Sheet, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since the date of the April 30 Balance Sheet, the Seller has not:

                  (a) created, incurred, assumed or granted, or permitted or allowed any of the Acquired Assets to be subject to, any lien other than a "Permitted Encumbrance" ("Lien"). A "Permitted Encumbrance" shall mean any mechanic's, workmen's and similar statutory liens, or any liens arising out of or relating to Taxes not yet due and payable;

                  (b) made any change in any method of accounting or accounting practice, principle or policy used by the Seller;

                  (c) amended, terminated, canceled, or compromised any claims of the Seller, canceled, forgave or discharged any debt owed to the Seller, or waived any other material rights of value to the Seller;

                  (d) sold, transferred, leased, subleased, licensed, assigned, or otherwise disposed of any Acquired Assets or any interest therein, whether real, personal or mixed, other than in the ordinary course of the Business consistent with past practice;

                  (e) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same;

                  (f) redeemed any of the Seller's outstanding securities or declared, set aside, made, committed to make, or paid any dividends, distributions, bonuses or fees (whether in cash, securities or property);

                  (g) made any capital expenditures or commitment for any capital expenditure in excess of $1,000 in the aggregate;



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                  (h) made any changes in the customary methods of operations of the Seller including, but not limited to, payments to vendors and suppliers.

                  (i) merged or consolidated with any corporation, acquired control or acquired any capital stock or other securities of any corporation or business entity, or took steps incident to or in furtherance of any such actions whether by entering into an agreement providing there for or otherwise;

                  (j) entered into any employment agreement or became liable for any bonus, profit-sharing or incentive payment to any of its officers or directors, except pursuant to existing plans, arrangements or agreements disclosed in a schedule hereto;

                  (k) committed a material breach under, or amended or terminated, any Material Contract (as defined in section 5.13) or any License (as defined in section 5.8) or other right of the Seller;

                  (l) incurred any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting the Seller, the Business or the Acquired Assets;

                  (m) incurred any indebtedness, obligation or liability (including any guaranty, indemnity, make-whole agreement for or with respect to any indebtedness, obligation or liability of another Person), or paid, satisfied or discharged any indebtedness, obligation or liability prior to the due date or maturity thereof, except current indebtedness, obligations and liabilities in the ordinary course of business;

                  (n) effected any change in the Seller's business policies or practices, accounting methods, conventions, principles or assumptions or any change in the nature of the business relationships with its clients, or effected any transaction not in the ordinary course of business;

                  (o) amended or terminated any Contract to which it is a party or entered into or become a party to any Contract under which the reasonably anticipated costs and expenses will exceed the reasonably anticipated revenues or which would materially and adversely affect the Business or the Acquired Assets;

                  (p) failed to continue in full force and effect all of its insurance policies;

                  (q) increased the compensation payable or to become payable to any of its officers, directors, employees or agents, or made any bonus payment to or similar arrangement with any such person, other than pursuant to existing plans, arrangements or agreements disclosed herein or in a schedule hereto;

                  (r) effected any capital reorganization, or acquired the business or assets, substantially as a whole, of any other Person; and

                  (s) entered into any new lease or renewed an existing lease.

                  5.7 No Undisclosed Liabilities.
                      --------------------------



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                  (a) The Seller does not have, and as of the Closing will not have, any liabilities (whether accrued, contingent, known, or otherwise) other than those that (i) are set forth or reserved against in the balance sheets referred to in section 5.5; or (ii) were incurred since April 30, 2003 in the ordinary course of business, none of which, individually or in the aggregate, is material to the business, operations, condition or prospects of the Business.

                  (b) The accounts payable of the Seller set forth in the balance sheets referred to in section 5.5. or arising subsequent thereto are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

                  5.8 Litigation; Compliance with Law; Licenses and Permits.
                      -----------------------------------------------------

                  (a) There is no claim, suit, action, investigation or proceeding ("Proceeding") pending, or to the best knowledge either of the Seller, Havener or Perryman, threatened, that involves or affects the Seller or the Business, by or before any Governmental Entity, court, arbitration panel or any other Person.

                  (b) The Seller and Business have, and on the Closing Date will have, complied with all applicable foreign, provincial, United States federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, "Laws"), including but not limited to Laws relating to zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, the generation, treatment, storage or disposal of Hazardous Substance (as defined in section 5.16), consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes. Since January 1, 2000, the Seller has not received any notice of any violation of any Law.

                  (c) The Seller and Business have every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License") and every approval, authorization, waiver, variance, exemption, consent or ratification by or on behalf of any Person that is not a party to this Agreement (each, a "Permit") required for it to conduct its business as presently conducted. All such Licenses and Permits are in full force and effect and neither the Seller, Havener nor Perryman has received notice of any pending cancellation or suspension of any thereof nor, to the best knowledge of the Seller, Havener and Perryman, is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

                  5.9 Employee Benefit Plans; ERISA.
                      -----------------------------

                  (a) Schedule 5.9(a) lists each "employee benefit plan" (as defined in section 3(3) of ERISA), and all other material employee benefit (including, without limitation, any non-qualified plans), bonus, deferred compensation, incentive, stock option (or other equity-based), severance, change-in-control, medical insurance and fringe benefit plans maintained for the

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benefit of, or contributed to by the Seller or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974 ("ERISA"), for the benefit of any employee or former employee of the Seller (the "Plans"). The Seller has heretofore delivered to the Buyer or will at Buyer's request, true, correct and complete copies of each of the Plans, including all amendments to date.

                  (b) Each of the Plans that is subject to ERISA complies with ERISA and the applicable provisions of the Internal Revenue Code of 1986 (the "Code") and has been administered in accordance with ERISA and, where applicable, the Code. Each of the Plans intended to be `qualified" within the meaning of section 401(a) of the Code has received a timely determination letter from the Internal Revenue Service that it is so qualified and neither the Seller, Havener nor Perryman knows of any facts or circumstances that would materially adversely affect such qualification prior to and including the close of business on the day immediately preceding the Closing Date. Except as set forth in Schedule 5.9(b), none of the Plans is subject to Title IV of ERISA. No "reportable event", as such term is defined in section 4043(b) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Board ("PBGC") has not been waived), has occurred with respect to any Plan. There are no pending or, to the best knowledge of the Seller, Havener and Perryman, threatened claims (other than routine claims for benefits), actions, suits or proceedings by, on behalf of or against any of the Plans or any trusts related thereto.

                  (c) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to any employees or former employees of the Seller beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                  (d) With respect to each Plan, neither the Seller, Havener, Perryman nor any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in section 4975 or section 406 of ERISA) that would subject the Seller or the Buyer to any taxes, penalties or other liabilities resulting from prohibited transactions under section 4975 of the Code or section 409 or 502(i) of ERISA.

                  (e) The Seller has complied with the notice and continuation of coverage requirements of section 4980B of the Code and the regulations thereunder with respect to each plan that is, or was during any taxable year of the Seller for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of section 4980B (g) of ERISA.

                  (f) No Plan has incurred an "Accumulated Funding Deficiency" (as defined in section 302(a) of ERISA or section 412(a) of the Code), whether or not waived.

                  (g) None of the Seller or any ERISA Affiliate has incurred or would incur a "withdrawal" or "partial withdrawal", as defined in sections 4203 and 4205 of ERISA, from any Plan that has resulted or would result in a withdrawal liability of the Seller or any ERISA Affiliate under such Plan.

                  5.10 Intellectual Property; Computer Software.
                        ----------------------------------------

                  (a) Seller has possession of all Intellectual Property, including without limitation, trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyrights, copyright registrations, patents, know-how and all applications therefore that are owned by (i) the Seller or (ii) any other Person and used by the Seller in the operations of the Business, and there are no pending or threatened claims by any Person relating to the Seller's use of any Intellectual Property. The Seller has such rights of ownership (free and clear of all Liens) of, or such rights by license, lease or other agreement to use (free and clear of all Liens) the Intellectual Property as are necessary to permit the Seller to conduct its business and the Seller is not obligated to pay any royalty or similar fee to any Person in connection with the Seller's use or license of any of the Intellectual Property.

                  (b) The Seller has such rights of ownership (free and clear of all Liens) of, or such rights by license, lease or other agreement to use (free and clear of all Liens), the computer software programs including, without limitation, application software that are used by the Seller and that are material to the conduct of its business as currently conducted, as are necessary to permit the conduct of its business as currently conducted. None of the Seller's ownership rights or rights to use any of the computer programs referred to above will be adversely affected by any of the transactions contemplated hereby.

                  5.11 Title to Acquired Assets
                       ------------------------

                  (a) The Seller has good and marketable title to the Acquired Assets, including, without limitation, all assets shown on the Financial Statements, free and clear of all Liens, other than (i) Liens, if any, for personal property taxes and assessments not yet due and payable, (ii) inventories sold since the date of the Financial Statements in the ordinary course of business and consistent with past practice and (iii) the Lien securing the Promissory Note dated Jauary 26, 2000 in the original principal amount of $1,750,000 payable to Frost Bank. At the Closing, the Buyer will obtain good and marketable title to all of the Acquired Assets subject to such foregoing Liens.

                  (b) All material items of machinery, equipment, tooling and other tangible personal property owned or leased by the Seller and used in the conduct of its business (other than items of inventory) are listed in the detailed fixed assets ledger of the Seller attached to Schedule 5.11(b) (collectively, the "Personal Property"). The Personal Property conforms in all material respects to all requirements of applicable Laws. All of the items of machinery, equipment and tooling included within the Personal Property are fully operational and operating in the ordinary course of the Seller's business, are in good operating condition and in a good state of maintenance and repair, are adequate for use in the conduct of the Seller's business as previously conducted and as proposed to be conducted and are capable of manufacturing the products of the Seller's business on an efficient and profitable basis.

                  5.12 Material Contracts.
                       -------------------

                  (a) Schedule 5.12 sets forth a true, complete and correct list of every Contract that (i) provides for aggregate future payments by the Seller or to the Seller of more than $5,000; (ii) was entered into by the Seller with Havener, Perryman, or an officer, director or significant employee of the Seller or Shareholder; (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes the Seller to be liable or otherwise responsible for the obligations or liabilities of any other Person or provides for a charitable contribution by the Seller; (v) involves an agreement with any bank, finance company or similar organization; (vi) restricts the Seller or Business from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement or similar arrangement with any employee of the Seller or any other Person; or (viii) any other Contract that is material to rights, properties, assets, business or operations of the Seller or Business (the foregoing, collectively, "Material Contracts"). The Seller has heretofore provided true, complete and correct copies of all Material Contracts to the Buyer and Shareholder.

                  (b) There is not, and to the best knowledge of the Seller, Havener and Perryman there has not been claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of the Seller or, to the best knowledge of the Seller, Havener and Perryman, on the part of any other party thereto and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and copies of such consents, waivers and notices have been delivered to the Buyer and Shareholder.

                  (c) The Contracts to which the Seller is a party and that are not listed on Schedule 5.12 do not involve the payment by the Seller thereunder of more than $5,000 per year in the aggregate and are not otherwise material, individually or in the aggregate, to the Seller or its Business.

                  5.13 Taxes.
                       -----

                  (a) (i) The Seller has complied with all applicable Laws relating to the collection or withholding of Taxes, and the remittance thereof and filing of Tax Returns with the applicable Taxing Authorities;

                      (ii) no audit, examination, investigation, reassessment or other administrative or court proceeding (collectively, a "Tax Proceeding") is pending or proposed, or to the best knowledge of the Seller, Havener or Perryman threatened, with regard to any matter referred to in clause (i) above or any Tax for which the Seller is or may be liable;

                      (iii) there is no Lien for Taxes upon any property of the Seller;

                      (iv) (A) there is no pending request for a ruling from any Taxing Authority and (B) there is no outstanding subpoena or request for information by any Taxing Authority, with respect to any Tax for which the Seller is or may be liable or with respect to the Seller's income, assets or business;

                  (b) No Tax Return referred to in clause (a)(i) has been examined by the applicable Governmental Entity since 2000.

                  (c) The Seller has provided or will provide upon request to the Buyer and Shareholder (i) a copy of all Tax Returns relating to, and (ii) all audit reports relating to each proposed adjustment, if any, made by any Taxing Authority with respect to any taxable period ending after January 1, 2000 to any Taxes for which the Seller is or may be liable with respect to the Seller's income, assets or business.

                  (d) Any Tax allocation or Tax sharing agreement, arrangement or understanding to which the Seller was a party has been terminated as of the Closing Date without further obligation of the Seller.

                  (e) As used herein, (i) "Tax Return" means any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local and foreign Tax or the administration of any Laws relating to any Tax or ERISA, and (ii) "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Taxing Authority, including any liability therefore as a transferee (including without limitation under section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation ss. 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

                  5.14 Affiliated Party Transactions. There are no amounts owed
                       ------------------------------
by the Seller to Havener or Perryman or any of their Affiliates or by either Havener or Perryman to Seller or to any of its Affiliates. The Seller has not, directly or indirectly, purchased, leased or otherwise acquired any material assets or property or monies, or obtained any material services from, or sold, leased or otherwise disposed of any material assets or property, or furnished any material services to, in the ordinary course of business or otherwise, in any transaction involving Havener or Perryman or any Affiliates. Except for obligations arising under this Agreement, as of the Closing Date the Seller will not have, directly or indirectly, any obligation to or claim against the Business and neither Havener nor Perryman will have, directly or indirectly, any obligation to or cause of action or claim against the Seller.

                  5.15 Environmental Matters.
                       ----------------------

                  (a) the Seller is in compliance with, and the Business has been conducted in material compliance with, all Environmental Laws (as defined below) and Environmental Permits (as defined below);

                  (b) no Site (as defined below) is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., is on or ever was listed or is
                                   -------
proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., or on any similar state list of sites requiring
              -------
investigation or cleanup;

                  (c) neither the Seller, Havener nor Perryman has received any notice that remains pending or outstanding with respect to its business or any Site from any Governmental Entity or Person alleging that the Seller is not in material compliance with any Environmental Law;

                  (d) there has been no Release (as defined below) of a Hazardous Substance (as defined below) at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim (as defined below) against the Seller;

                  (e) there are no pending or outstanding corrective actions requested, required or being conducted by any Governmental Entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise;

                  (f) the Business has obtained and holds all necessary Environmental Pennits, and those Environmental Permits will remain in full force and effect after the consummation of the transactions contemplated hereby;

                  (g) there are no past or pending, or to the best knowledge of the Seller, Havener or Perryman threatened, Environmental Claims against the Seller or the Shareholder, and neither of the Seller, Havener nor Perryman is aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Business;

                  (h) neither the Seller, any predecessor of the Seller, nor any entity previously owned by the Seller, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that could result in an Environmental Claim against the Seller;

                  (i) there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site; and

                  (j) there have been no environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of the Seller with respect to any Site or any transportation, handling or disposal of any Hazardous Substance that has not been delivered to the Buyer prior to execution of this Agreement.

                  (k) As used herein, (i) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources; (ii) "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental Entity, Person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (x) violation of or liability under any Environmental Law, (y) violation of any Environmental Permit, or (z) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal; (iii) "Environmental Law" means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance; (iv) "Environmental Permit" means any permits, licenses, approvals, consents or authorizations required by any Governmental Entity under or in connection with any Environmental Law; (v) "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law; (vi) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment; and (vii) "Site" means any of the real properties currently or previously owned, leased, used or operated by the Seller, any predecessors of the Seller or any entities previously owned by the Seller, including all soil, subsoil, surface waters and groundwater thereat.

                  5.16 No Brokers. Neither the Seller, Havener nor Perryman has
                       -----------
employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

                  5.17 Receivables All accounts receivable of the Seller have
                       -----------
arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of the Seller's business consistent with past practice and will be collected in the ordinary course of the Seller's business consistent with past practice and none have been deferred for collection after the Closing Date.

                  5.18 Inventories. As reflected on the Financial Statements,
                       -----------
the Seller does not maintain or carry any inventory item.

                  5.19 Product Claims No product liability claim is pending, or
                       --------------
to the best knowledge of the Seller, Havener or Perryman threatened, against the Seller or against any other party with respect to the products or services of the Business.

                  5.20 Bank Accounts. Schedule 5.20 sets forth the names and
                       --------------
locations of all banks, depositories and other financial institutions in which the Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

                  5.21 Directors, Officers and Certain Employees. Schedule 5.21
                       ------------------------------------------
sets forth a complete and correct list of the names, current annual salary, bonus and title, for each director and officer and each other employee of the Seller who is a party to an employment agreement with the Seller or who received annual compensation during the Seller's most recently ended fiscal year or, who is entitled to receive compensation, on an annualized basis, whether or not paid to date, in excess of $50,000.

                  5.22 No Misstatements or Omissions No representation or
                       -----------------------------
warranty by the Seller, Havener or Perryman contained in this Agreement and no statement contained in any certificate, list, Schedule, or other instrument specified or referred to in this Agreement, whether heretofore furnished to the Buyer or Shareholder or hereafter furnished to the Buyer or Shareholder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

                  6.  Representations and Warranties of the Buyer. The Buyer
                      --------------------------------------------
represents and warrants to the Seller and Shareholder as follows:

                  6.1 Organization. The Buyer is a limited liability company
                      -------------
duly organized, validly existing and in good standing under the laws of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The Buyer has heretofore delivered to the Seller and Shareholder true, correct and complete copies of its certificate of organization regulations as currently in effect.

                  6.2 Authorization: Validity of Agreement The Buyer has the
                      --------------
requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the manager of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the Seller, Havener, Perryman and the Shareholder, is a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally.

                  6.3      No Violations.
                           --------------

                  (a) The execution, delivery and performance of this Agreement by the Buyer does not, and the consummation by the Buyer of the transactions contemplated hereby will not, (i) violate any provision of the certificate of organization or regulations of the Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, contract, agreement or other instrument to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound or otherwise subject or (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Buyer, or any of its properties or assets.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.

                  6.4 Litigation. There is no Proceeding pending or, to the best
                      -----------
knowledge of the Buyer, threatened, which involves or affects the Buyer, by or before any court, Governmental Entity or arbitration panel or any other Person.

                  7.  Other Agreement of the Parties.
                      -------------------------------

                  7.1 Conduct of Business. From the date hereof through the
                      --------------------
Closing Date, the Seller shall conduct the Business in the ordinary course and consistent with past practice, and the Seller shall not, except as the Buyer and Shareholder may otherwise consent to in writing:

                      (i) engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be materially untrue or result in a material breach of any covenant or agreement made by the Seller in this Agreement; and

                      (ii) take, permit to be taken or suffer to occur any of the actions set forth in items (a) through (s) of section 5.6

                  7.2 Access and Information From the date hereof until the
                      ----------------------
Closing Date, the Seller shall, and shall cause each of the Seller's officers, directors, employees, agents, accountants and counsel to, upon reasonable notice, (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Buyer and Shareholder reasonable access, during normal business hours, to (A) the offices, properties, plants, other facilities, books, Contracts and records of the Seller and any records concerning the Seller maintained and accumulated by its representatives, and (B) those officers, directors, employees, agents, accountants and counsel of the Seller who have any knowledge relating to the Seller or the Acquired Assets, and
(ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Buyer and Shareholder such additional financial and operating data and other information regarding the Acquired Assets (including, without limitation, any Contracts, licenses and patents in effect as of the date hereof and any Contracts or licenses being negotiated or entered into between the date hereof and the Closing Date), properties and goodwill of the Seller as the Buyer may from time to time reasonably request.

                  7.3 Tax Returns: Taxes All Tax Returns with respect to the
                      ------------------
Seller shall be timely filed by the Seller on a basis consistent with prior Tax Returns except to the extent required under applicable Law. The Seller shall timely pay all Taxes required to be paid by it. The Seller shall promptly forward to the Buyer a copy of all written communications from any Taxing Authority received by it in any way relating to the Business or Acquired Assets.

                  7.4 Other Actions. Each of the parties hereto shall use all
                      --------------
reasonable efforts to (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

                  7.5 Change of Name. Simultaneously with the Closing, the
                      ---------------
Seller shall take such action necessary to change its name to a name that does not include the words "Phazar Aerocorp." Buyer shall have the right to use the name "Phazar Aerocorp" Notwithstanding the foregoing, Shareholder and its subsidiaries shall retain and continue to have the right to use the name and mark "Phazar".

                  7.6 Cooperation on Taxes. The Seller and the Buyer shall
                      ---------------------
cooperate with each other by executing or causing to be executed any required documents and by making available to the other, all books and records relating to the Acquired Assets or the Business (including work benefits (whether arising under any plan, program, policy or arrangement of the Seller or under applicable local law), payroll taxes and other payroll related expenses and (B) payments to or under employee benefit plans (within the meaning of section 3(3) of ERISA) maintained or contributed to by the Seller, in either case arising out of or relating to the employment of the Transferred Employees by the Seller prior to the Closing.

                  7.7 Accrued Vacation.The Buyer shall assume all responsibility
                      -----------------
for the Seller's liability for accrued vacation pay whether or not such liability is expressly included in the Assumed Liabilities.

                  7.8 Workers' Compensation. The Seller shall assume and retain
                      ----------------------
responsibility and liability for all workers' compensation claims of the Transferred Employees relating to events, conditions or circumstances that occur or exist prior to the Closing. The Buyer shall have sole responsibility and liability for any workers' compensation claims of Transferred Employees to the extent relating to any event, condition or circumstance that occurs after the Closing.

                  7.9 EEOC Claims. In respect of grievances or EEOC Claims of
                      ------------
Transferred Employees to the extent relating to their employment by Seller, including, without limitation, any such grievances or EEOC Claims filed before state or local authorities for which payment has not been made prior to the Closing, the Seller shall assume and retain responsibility and liability for all amounts due with respect thereto, including, without limitation, the payment of any amounts in the nature of back pay or employee compensation, and any state or federal taxes in connection with such back pay or employee compensation. Handling of such grievances and EEOC Claims shall be at the Seller's cost and expense. The Buyer shall have sole responsibility and liability for any EEOC Claims of Transferred Employees that relate to their employment with Buyer.

                  7.10 Transferred Employees.    "Transferred Employees" refers
                       ----------------------
to and includes all employees, present and former, of Seller who become employees of Buyer at or after the Closing.

                  7.11 Fairness Opinion. In accordance with the requirements of
                       -----------------
the Board of Directors of the Shareholder, the parties agree to obtain, prior to July 31, 2003, from a third party business appraiser an opinion that the consummation of this Agreement is fair to all of the shareholders of the Shareholder. In the event such fairness opinion cannot be by such time secured, Seller or Shareholder may rescind this Agreement.

                  8.   Conditions Precedent to the Closing
                       -----------------------------------

                  8.1 Conditions Precedent to the Buyer's and Shareholder's
                      -----------------------------------------------------
Obligations to Close. The obligation of the Buyer and Shareholder to enter into
---------------------
this Agreement and to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that the Buyer and Shareholder shall have the right to waive all or any part of each such condition, and to close the transactions contemplated hereby without however, releasing the Seller, Havener or Perryman from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by the Buyer or Shareholder by reason of the breach by the Seller, Havener or Perryman of any covenant, obligation, agreement or condition contained herein, by reason of any misrepresentation made by the Seller, Havener or Perryman; and provided further, however, that the Buyer and Shareholder's participation in the Closing shall not in any way be deemed to be a waiver of any claim it may have hereunder for any breach of any representation, warranty, covenant or agreement:

                  (a) The representations and warranties of the Seller, Havener and the Perryman contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date, except for such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date.

                  (b) The covenants and agreements of the Seller, Havener or Perryman and the Shareholder contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all respects.

                  (c) The Buyer and Shareholder shall have received a certificate of the Seller (the "Seller Secretary's Certificate") certifying the resolutions duly and validly adopted by the Board of Directors of the Seller, their respective authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Seller authorized to sign this Agreement and the other Transaction Documents.

                  8.2 Conditions Precedent to the Seller's Obligations to Close
                      ---------------------------------------------------------
The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that the Seller shall have the right to waive all or any part of each such condition, and to close the transactions contemplated hereby without however, releasing the Buyer from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by the Seller by reason of the breach by the Buyer of any covenant, obligation, agreement or condition contained herein, by reason of any misrepresentation made by the Buyer; and provided further, however, that the Seller's participation in the Closing shall not in any way be deemed to be a waiver of any claim it may have hereunder for any breach of any representation, warranty, covenant or agreement:

                  (a) The representations and warranties of the Buyer, Havener or Perryman contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of a specific date, which shall be true and correct in all material respects as of such date.

                  (b) The covenants and agreements contained in this Agreement to be complied with by the Buyer on or before the Closing Date shall have been complied with in all material respects.

                  (c) The Seller shall have received a certificate of the Secretary of the Buyer (the "Buyer Secretary's Certificate") certifying the resolutions duly and validly adopted by the Buyer evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder.

                  (d) The form and substance of all certificates, opinions, consents, instruments and other documents delivered to the Seller under this Agreement shall be satisfactory in all reasonable respects to the Seller, the Shareholder and their counsel.

                  (e) The Seller and Shareholder shall have received an assumption agreement duly executed by the Buyer, in which the Buyer agrees to assume the Assumed Liabilities, in the form of Schedule 8.2(f) attached hereto.

                  9.  Documents to be Delivered at the Closing.
                      ----------------------------------------

                  9.1 Deliveries of the Seller At the Closing, the Seller shall
                      ------------------------
deliver or cause to be delivered the following items to the Buyer:

                  (a) the following documents with respect to the transfer of interests in real property:
                       (i) an assignment in the form attached hereto as Schedule
9. 1 (a)(i) (the "Assignment") of all of the Leases (including, without limitation, any security interests/pledge liens created thereby), collateral guarantees and all security deposits made thereunder, containing a covenant of good title and the Seller's representation and warranty that (a) there have been no prior assignments of the Leases,

                  (b) such Leases are in full force and effect and are enforceable in accordance with their terms, and
                  (c) neither the Leases nor the security deposits made thereunder are then subject to any liens, security interests or adverse claims.

                       (ii) The Assignment shall be in recordable form and duly executed and acknowledged.

                  (b) a bill of sale in the form attached hereto as Schedule 9.1(b) (the "Bill of Sale") conveying, transferring and selling to the Buyer all right, title and interest of the Seller in and to the Acquired Assets;

                  (c) the certificates referred to in section 8. 1(c) duly executed by an officer of the Seller, Havener and Perryman;

                  9.2 Deliveries of the Buyer. At the Closing, the Buyer and
                      -----------------------
Havener shall deliver or cause to be delivered the following items to the Seller and the Shareholder:

                  (a) an assumption and release of the $800,000 note payable by Antenna Products Corporation to Sinan Corp and all liens and collateral securing such note;

                  (b) the Buyer's assumption of the Seller's liabilities set forth in section 2.1 hereof.;

                  (c) the Buyer Secretary's Certificate referred to in section 8.2(c) duly executed by the Secretary of the Buyer

                  10. Termination.
                      -----------

                  (a) This Agreement may be terminated at any time prior to the
Closing:

                      (i) by the mutual agreement of the Buyer, Shareholder and the Seller;

                      (ii)by either the Buyer, Shareholder or the Seller in the event of a material breach by or default of another party hereto.

                  (b) Upon termination of this Agreement pursuant to section 10(a), all obligations of the parties shall terminate except those under section 11; provided, however, that no such termination shall relieve the Seller, Havener or Perryman of any liability to the Buyer or Shareholder, or the Buyer of any liability to the Seller, by reason of any breach of or default under this Agreement.

                  11. Indemnification.
                      ----------------

                  11.1 Indemnification by the Seller, Havener and Perryman. The
                       ----------------------------------------------------
Seller, Havener and Perryman shall jointly and severally indemnify and defend the Buyer and Shareholder and each of their officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, damage or expense, including without limitation, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

                  (a) irrespective of the fact that representations and warranties are made on the basis of their best information and belief, the failure of any representation or warranty made by the Seller, Havener or Perryman to be true and correct on the date hereof and on the Closing Date;

                  (b) the Seller's, Havener's or Perryman's failure to perform or to comply with any covenant or condition required to be performed or complied with by the Seller, Havener or Perryman hereunder;

                  (c) any Excluded Liability; or

                  (d) the ownership or operation of the Business or Acquired Assets prior to the Closing Date except, with respect to Seller, for the Assumed Liabilities.

                  11.2 Indemnification by the Buyer The Buyer shall indemnify
                       ----------------------------
and defend the Seller and each of its officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any Damages that such Seller Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

                  (a) the failure of any representation or warranty made by the Buyer to be true and correct on the date hereof and on the Closing Date; or

                  (b) the Buyer's failure to perform or to comply with any covenant or condition required to be performed or complied with by the Buyer hereunder.

                  11.3 Indemnification Procedures.
                       --------------------------

                  (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding, including any Proceeding by a third party, involving any Damage referred to in section 11.1 or 11.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this section 11, give written notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of
                                       --------- --------
any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

                  (b) (i) In the case of any such Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party).

                      (ii) Anything in section 11 .3(b)(i) notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf and, in either such case, after notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense.

                  (c) If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof then the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

                  11.3 Survival of Representations and Warranties. The
                       -------------------------------------------
representations and warranties of each of the parties shall survive the Closing, notwithstanding any investigation or inquiry made by any other party, and continue until the fifth anniversary of the Closing Date.

                  12.  Miscellaneous.
                       -------------

                  12.1 Transaction Fees and Expenses Each party hereto shall
                       -----------------------------
bear such costs, fees and expenses as may be incurred by it or him in connection with this Agreement and the transactions contemplated hereby.

                  12.2 Notices. Any notice, demand, request or other
                       --------
communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service for next day delivery with receipt therefore, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, facsimile transmission, telex or similar electronic means, with a written copy thereof sent on the same day by postage paid first-class mail, to such party at the following address:

                  To the Buyer, Havener or Perryman at:

                           Phaero LLC
                           P.O. Box 121697
                           Fort Worth, TX 76121
                           Attention: Gary W. Havener
                           Fax: (817) 560-1577

                  with a copy to:

                           Nick Pappas, Esq.
                           306 W. 7th Street
                           Suite 701
                           Fort Worth, TX 76102
                           Fax: (817) 332-6619

                  To the Seller at:

                           Phazar Corp
                           101 S.E. 25th Avenue
                           Mineral Wells, TX 76067
                           Attention: Clark Wraight
                           Fax (940) 325-8440
                           Telecopier No.: (972) 840-6064
                  with a copy to:

                           Carl A. Generes
                           4315 West Lovers Lane
                           Dallas, TX 75209
                           Fax: (214) 352-8852

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five
(5) business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent. A copy of any notice to the Shareholder shall be sent concurrently to the Seller and a copy of any notice to the Seller shall be sent concurrently to the Shareholder.

                  12.3 Amendment Except as otherwise provided herein, no
                       ---------
amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

                  12.4 Waiver No course of dealing of any party hereto, no
                       ------
omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.

                  12.5 Governing Law This Agreement shall be governed by, and
                       -------------
interpreted and enforced in accordance with, the laws of the State of Texas.

                  12.6 Jurisdiction Each of the parties hereto hereby
                       ------------
irrevocably consents and submits to the exclusive jurisdiction of the Tarrant County State District Courts in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such Courts, and agrees that service of any summons, complaint, petition, notice or other process relating to such Proceeding may be effected in the manner provided by clause (a)(ii) of section 12.2.

                  12.7 Remedies In the event of any actual or prospective breach
                       --------
or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

                  12.8 Severability The provisions hereof are severable and if
                       ------------
any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

                  12.9 Further Assurances Each party hereto covenants and agrees
                       ------------------
promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

                  12.10 Assignment This Agreement, and each right, interest and
                        ----------
obligation hereunder, may not be assigned by any party hereto without the prior written consent of all of the other parties hereto. Notwithstanding the foregoing, each of the Buyer and its successors shall have the right to assign its rights and obligations hereunder to any Affiliate thereof or to any Person who (i) acquires all or a substantial part of the assets of the Buyer, and (ii) agrees in writing to be bound by and to assume the Buyer's obligations under this Agreement.

                  12.11 Binding Effect This Agreement shall be binding upon and
                        --------------
inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.

                  12.12 No Third Party Beneficiaries Nothing contained in this
                        ----------------------------
Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

                  12.13 Entire Agreement This Agreement (including all the
                        ----------------
schedules and exhibits hereto), together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

                  12.14 Headings The headings contained in this Agreement are
                        --------
included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

                  12.15 Counterparts This Agreement may be executed in any
                        ------------
number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.16    Bulk Sales Law. The parties waive compliance with the
                           --------------
provisions of any bulk sales law that may be applicable to the transactions contemplated hereby.


                  Seller:            PHAZAR AEROCORP, INC.
                                     By:__________________________
                                     Name: Gary Havener,
                                     Title: President

                  Buyer:             PHAERO LLC
                                     By:___________________________
                                     Name: Gary Havener,
                                     Title:  Manager

                  Shareholder:       PHAZAR CORP.
                                     By:___________________________
                                     Name: Clark Wraight
                                     Title: Vice President

                  Havener:           _____________________________
                                     Gary W. Havener

                  Perryman:          _____________________________
                                     Brian Perryman





















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